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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                            CONTACT
Hudson Valley Holding Corp.                      Stephen R. Brown
21 Scarsdale Road                                Senior EVP, CFO  & Treasurer
Yonkers, NY 10707                                (914) 771-3212 (Earnings)

                                                 Wendy Croker
                                                 First VP, Shareholder Relations
                                                 (914) 771-3214 (Dividend)

       HUDSON VALLEY HOLDING CORP. REPORTS RISE IN FIRST QUARTER EARNINGS
                     AND ANNOUNCES INCREASE IN CASH DIVIDEND

YONKERS, NY, May 6, 2008...James J. Landy, President and Chief Executive Officer of Hudson Valley Holding Corp., has announced a 1.2% increase in earnings for the first three months of 2008 compared to the same period in 2007.

Continuing its trend of record earnings, Hudson Valley reported earnings for the first three months of 2008 were $8.4 million, compared to $8.3 million for the first quarter of 2007. Diluted earnings per share were $0.82 for both the current and prior year periods.

"We believe this is an extremely positive result in light of the overall economy and the continued reverberations from the sub prime market," Mr. Landy said. "Hudson Valley did not participate in the sub prime market as a lender nor did we invest in any related securities in our investment portfolio. As a result, our financial position and lending capacity remain strong." In January, Hudson Valley announced that 2007 was its 31st consecutive year of record earnings.

"Our earnings growth is primarily the result of strong loan demand, as well as growth in our deposits and our investment management services," Mr. Landy said. As of March 31, 2008, assets totaled $2.3 billion, deposits totaled $1.8 billion and net loans totaled $1.4 billion.

"Since December 31, 2007, Hudson Valley's loan portfolio increased by 5.4% and core deposits, excluding temporary deposits, grew by 3.7%, both of which are contrary to what is generally happening in the banking industry today," Mr. Landy noted.

Noting the continued excellent performance of the Company, William E. Griffin, Chairman of the Board, announced that the Board of Directors has declared a cash dividend of $0.51 per share payable to all shareholders of record as of the close of business May 16, 2008. The dividend will be distributed to shareholders on or about May 23, 2008. The previous quarterly dividend was $0.50 per share.

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"At the same time, Hudson Valley continues to invest in its future," according to Mr. Landy. "In December, 2007, we opened our first branch in Connecticut in Stamford, and have announced plans for additional new branches in Connecticut and Brooklyn, NY, and we are currently looking at other new branch locations. As we move into new markets, we are also expanding our staff, by hiring local bankers to serve these local communities.

We believe investing in the people and businesses in the communities we serve is what community banking is all about."

                                        #

Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2 billion in assets, serving the metropolitan area with 26 branches located in Westchester, Rockland, the Bronx, Manhattan and Queens, NY, and in Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.'s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on Hudson Valley Bank and New York National Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.